Exhibit 99.1
DOLAN MEDIA COMPANY
REPORTS SECOND QUARTER 2008 RESULTS
Dolan Media Raises 2008 Financial Guidance to Incorporate
Recent Acquisition Announcements
—	Second quarter 2008 total revenues increased 12.1% year-over-year to $41.6 million

—	Net income for second quarter 2008 was $4.4 million

—	Adjusted EBITDA for second quarter increased 18.0% year-over-year to $11.9 million (see “Non-GAAP Financial Measures” below)

—	Second quarter 2008 net income per diluted share of $0.17

—	Second quarter 2008 cash earnings per diluted share of $0.21 (see “Non-GAAP Financial Measures” below)
MINNEAPOLIS, MINNESOTA – August 7, 2008 – Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for its second quarter ended June 30, 2008. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
Total revenues for the second quarter of 2008 were $41.6 million, an increase of 12.1% from $37.1 million recorded in the same period the previous year. Net income for the second quarter of 2008 was $4.4 million, or $0.17 per diluted share on 25.3 million weighted average shares outstanding, compared to a net loss of $21.9 million, or a net loss of $2.34 per diluted share on 9.3 million weighted average shares outstanding in the second quarter of 2007. Net loss for the second quarter of 2007 included non-cash interest expense of $26.3 million related to the company’s redeemable preferred stock. The company did not record non-cash interest expense related to redeemable preferred stock during the three months ended June 30, 2008, because it redeemed all outstanding shares in connection with the company’s initial public offering on August 7, 2007.
Cash earnings for the second quarter of 2008 were $5.3 million, an increase of 26.0% from $4.2 million recorded in the same period last year. The company is introducing cash earnings and cash earnings per diluted share, non-GAAP financial measures, as additional measures of profitability to help financial analysts, investors and other interested parties evaluate the impact of non-cash interest expense related to redeemable preferred stock, amortization expense, and non-cash interest income related to the change in fair value of our interest rate swaps. Please refer to the Non-GAAP Financial Measures below for a reconciliation of cash earning per diluted share to GAAP net income (loss) per diluted share and why the company believes it is an important measure of its performance.
Adjusted EBITDA for the second quarter of 2008 was $11.9 million, or 28.7% of revenues, an increase of 18.0% from $10.1 million, or 27.3% of revenues, in the same prior-year period. See “Non-GAAP Financial Measures” below for a description of how the company calculates adjusted EBITDA and why the company believes it is an important measure of its performance.
“During the second quarter, we continued to achieve strong growth in public notices and in mortgage default processing revenues,” said James P. Dolan, chairman, chief executive officer and president of Dolan Media Company. “Though this growth was slightly offset by a decline in display and classified advertising revenue, our overall results speak to the balance in both of our divisions and our ability to demonstrate growth during this recessionary period.”
“In addition to our second quarter results, we were also pleased with our announcement last week to purchase National Default Exchange (NDEx),” Dolan added. “This acquisition is highly complementary to our existing businesses and strengthens our company strategically, financially and operationally. The NDEx acquisition, once closed, will expand APC’s geographic footprint from three states to six and brings with it a management team with experience and knowledge of launching operations into new states. This business has strong recurring revenues, high margins and high growth characteristics.”
Dolan said the company is increasing its full year 2008 financial guidance and providing initial 2009 guidance to account for the recently announced acquisition of National Default Exchange (NDEx). This guidance assumes the NDEx transaction closes by the beginning of September 2008 and no other acquisitions in 2008 or 2009. The company is also introducing cash earnings per diluted share guidance for the full year 2008.
Dolan Media Company now expects 2008 revenues to be in the range of $188.0 million to $192.0 million, adjusted EBITDA to be in the range of $55.0 million to $59.0 million, and cash earnings per diluted share to be in the range of $0.86 and $0.88. The company still expects full-year 2008 capital expenditures to be between 3.5% and 4.5% of projected 2008 revenues. The effective tax rate for 2008 is expected to be approximately 41%.
For 2009, the company anticipates year over year revenue growth of 15% to 18% for mortgage default services revenues, 9% to 11% for the Business Information Division, and 6% to 8% for appellate services revenues. The company does not anticipate near term margin expansion. In addition, the company anticipates an interest expense rate of 7.5% and amortization expenses are expected to increase by $2 million per quarter as a result of the NDEx transaction.
Second Quarter 2008 Discussion
Total revenues for the second quarter of 2008 were $41.6 million, an increase of 12.1% from $37.1 million in the same period in 2007. This increase included $2.6 million from organic growth. The company defines organic growth excluding growth from acquisitions except for “fold-in” acquisitions, which are not reported separately for internal financial purposes.
Business Information Division revenues for the three months ended June 30, 2008, represented 56.4% of total revenues compared to 58.3% in the same period in 2007. Professional Services Division revenues increased to 43.6% of total revenues from 41.7% for the same prior-year period. This slight change in mix primarily resulted from a $2.9 million increase in public notice revenues in the Business Information division, a $2.8 million increase in mortgage default processing revenue in the Professional Services Division and a $1.0 million decline in display and classified advertising revenue in the Business Information Division. The company said it expects this change in mix to continue given the current local economic conditions in the markets it serves as classified and display advertising customers reduce their spending. Further, after closing the acquisition of NDEx, the company expects its professional services revenues, particularly those derived from the mortgage default processing business, to account for a significantly larger percentage of total revenues.
Total operating expenses for the second quarter of 2008 were $34.8 million, or 83.8% of total revenues. This represented an increase of 13.3% from $30.8 million, which was 83.0% of total revenues for the same prior-year period.
Direct operating expenses for the three months ended June 30, 2008, were $14.6 million, an increase of 18.3% from $12.3 million in the same period last year. As a percentage of revenue, direct operating expenses in the second quarter increased 180 basis points to 35.1% compared to the same period last year.
Selling, general and administrative expenses were $16.7 million for the three months ended June 30, 2008, an increase of 6.8% from $15.7 million for the same prior-year period.
Operating income for the second quarter of 2008 was $8.2 million, or 19.7% of revenues, an increase of 7.4% from $7.6 million, which was 20.6% of revenues in the same period in 2007. Operating income for the three months ended June 30, 2008, and June 30, 2007, included equity in earnings of The Detroit Legal News Publishing, LLC of $1.5 million and $1.3 million, respectively.
Business Information Division Results
Dolan Media Company’s Business Information Division produces business journals, court and commercial publications and other publications, operates web sites and conducts events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States. Division revenues for the second quarter of 2008 were $23.4 million, an increase of 8.5% from $21.6 million for the same period in 2007. Growth in the division was driven by a 36.9% year-over-year increase in public notice advertising revenues. The largest driver of public notice growth was an increase in the number of mortgage foreclosure public notices carried in qualified publications and, to a lesser extent, revenues from the February acquisition of the assets of Legal and Business Publishers, Inc., in Charlotte, N.C. Display and classified advertising revenue decreased by 9.9% due to a reduction in the number of ads placed in our publications.

Circulation revenues increased 8.3% during the second quarter compared to the three months ended June 30, 2007, despite a decline in overall paid subscribers between June 30, 2007, and June 30, 2008. Increased newsstand sales and an increase in average price per paid subscription over the period offset the decline in revenues lost from the decline in subscribers.
Direct operating expenses for the Business Information Division for the second quarter of 2008 increased 15.5% to $8.2 million from $7.1 million for the same prior-year period. This resulted primarily from increased public notices, new publications and greater operating focus on proprietary events, resulting in higher production-related costs such as printing, postage, delivery and other event costs. Some $0.1 million of the increase was related to operating the business of Legal and Business Publishers, Inc., in Charlotte, N.C., which we acquired in February 2008. Selling, general and administrative expenses for the division increased 17.1% to $10.2 million from $8.7 million. The increase was due to $0.2 million of costs from the purchased assets, as well as $0.9 million increase in corporate allocated costs, $0.3 million of additional bad debt expense and $0.1 million of increased stock compensation costs. Total division operating expenses as a percentage of division revenues increased to 83.6% in the second quarter of 2008 compared to 78.1% in the same period in 2007.
Professional Services Division Results
The company’s Professional Services Division provides specialized services to the legal profession through its subsidiaries American Processing Company, LLC (APC), and Counsel Press, LLC. APC is a leading provider of mortgage default processing services to law firms in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the second quarter of 2008 were $18.1 million, an increase of 17.2% from $15.5 million for the same period in 2007. Revenue growth in the Professional Services Division was driven by a 23.1% increase in mortgage default processing revenues. The increase was attributable to three factors: New revenues from APC’s mortgage default processing services business acquired from Wilford & Geske, Woodbury, MN, in February 2008, an increase in the number of mortgage default case files referred by our law firm customers, and an increase in the fee per file APC charges Trott & Trott in Michigan and Feiwell & Hannoy in Indiana. For the three months ended June 30, 2008, the company serviced approximately 36,700 mortgage default case files for its law firm customers (about 10% of which were referred to the company from Wilford & Geske, compared to approximately 29,700 mortgage default case files that the company serviced for clients of its law firm customers for the three months ended June 30, 2007. Mortgage default processing services revenue growth was partially offset by a 3.6% decline in appellate services revenues resulting from an 8.3% decrease in the number of appellate cases handled by Counsel Press.
Direct operating expenses attributable to the Professional Services Division increased 22.1% to $6.4 million in the second quarter of 2008 from $5.3 million for the same year period in 2007. Nearly all of the increase is in personnel expenses incurred by APC and were due to staff growth and compensation adjustments. In addition, APC incurred an additional $0.4 million of operating expenses associated with operating the mortgage default processing services business of Wilford & Geske acquired in February 2008. Selling, general and administrative expenses increased $0.3 million to $4.6 million primarily due to the inclusion of $0.3 million of costs associated with operating the mortgage default processing services business of Wilford & Geske. Total Professional Services operating expenses as a percentage of division revenues increased slightly to 72.3% for the three months ended June 30, 2008, from 72.0% for the prior-year period.
Subsequent Events
Last week, the company announced that it signed an agreement to purchase National Default Exchange (NDEx), a leading mortgage default services processing company based in Addison, Texas. The company anticipates closing the NDEx transaction by the end of August or early September pending the termination of the waiting period under the Hart-Scott-Rodino Act. This also is contingent upon the listing of the shares being issued in the transaction on the New York Stock Exchange, signing of an exclusive long-term services agreement with the law firm of Barrett Daffin Frappier Turner & Engel and, if applicable, affiliated law firms, and the waiver or satisfaction of other customary closing conditions. NDEx will be a wholly-owned subsidiary of APC. In conjunction with this acquisition, the company also announced and completed a $64 million private placement of common stock and an amendment to its existing credit agreement.
Please refer to the company’s current report on Form 8-K filed with the SEC on July 28, 2008 for additional information regarding these transactions.
Non-GAAP Financial Measures
The company is presenting three non-GAAP financial measures: adjusted EBITDA, cash earnings and cash earnings per diluted share measures.
Adjusted EBITDA
     The adjusted EBITDA measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense; and

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.

Management’s Use of Adjusted EBITDA
     The company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps it evaluate and compare its performance on a consistent basis for different periods of time. The company believes this non-GAAP measure, as the company has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its Series C preferred stock (which had no impact on its financial performance for the three and six months ended June 30, 2008, because the company redeemed all of its outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock, in connection with its initial public offering on August 7, 2007), as well as the impact of its net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the company has completed since its inception. Similarly, the company’s presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted shares of common stock that it has granted. The company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains subjective assumptions over which its management has no control, such as share price and volatility.
     The company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the company believes this provides more timely and relevant information with respect to its financial performance. The company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The company instead includes the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of its performance and ongoing obligations.
     The company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with its GAAP financial information. The company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. It also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and is using adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.
     Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss)

per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for the company may not be comparable to the calculations of adjusted EBITDA reported by other companies.
     The following is a reconciliation of the company’s net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$4,397	$(21,858)	$8,404	$(49,644)
Non-cash interest expense related to redeemable preferred stock	—	26,318	—	56,260
Interest expense, net	287	1,393	2,738	3,428
Income tax expense	3,027	967	5,786	4,107
Amortization of intangibles	2,318	1,871	4,536	3,714
Depreciation expense	1,190	889	2,291	1,645
Amortization of DLNP intangible	377	358	754	718
Non-cash compensation expense	393	11	792	21
Minority interest in net income of subsidiary	493	807	1,050	1,707
Cash distributions to minority interest	(535)	(636)	(909)	(1,102)

Adjusted EBITDA	$11,947	$10,120	$25,442	$20,854

Cash Earnings and Cash Earnings per Diluted Share
     The cash earnings measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	non-cash interest income related to the change in fair value of interest rate swaps;

•	amortization; and

•	an adjustment to income tax expense related to the reconciling items at 41%.
The company calculates the cash earnings per diluted share measure presented by dividing cash earnings by the weighted-average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings and Cash Earnings Per Diluted Share
     The company is providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. In addition, the company is providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating the company’s performance. The company believes these non-GAAP measures, as it has defined them, help the company evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results non-cash income and expense items that have no effect on those results. Specifically, the company has excluded non-cash interest expense related to its redeemable preferred stock (which had no impact on its financial performance for periods after August 7, 2007 when it redeemed all outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock); non cash interest expense related to the change in the fair value of its interest rate swaps, amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions the company has completed since its inception; and income tax expense related to these items.
     Although cash earnings and cash earnings per share are new metrics for the company, it believes that they provide meaningful information about the company’s business operations that investors should consider along with its GAAP financial information. The company has begun using these metrics to measure its operating performance and the effectiveness of its operating strategies. The company intends to use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets for the next calendar year.
     Cash earnings and cash earnings per share are both non-GAAP measures that have limitations because they do not include all items of income and expense that affect its operations. Neither of these non-GAAP financial measures are prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), or net income (loss) per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for the company may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.

     The following is a reconciliation of the company’s net income (loss) to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$4,397	$(21,858)	$8,404	$(49,644)
Non-cash interest expense related to redeemable preferred stock	—	26,318	—	56,260
Non-cash interest income related to the change in fair value of interest rate swaps	(1,177)	(561)	(22)	(387)

Amortization of intangibles	2,318	1,871	4,536	3,714
Amortization of DLNP intangible	377	358	754	718
Adjustment to income tax expense related to reconciling items at 41%	(622)	(1,942)	(2,160)	(1,948)

Cash earnings	$5,293	$4,186	$11,512	$8,713

Weighted average diluted shares outstanding	25,307,422	9,324,000	25,246,279	9,324,000

Net income (loss) per diluted share (GAAP)	$0.17	$(2.34)	$0.33	$(5.32)
Cash earnings per diluted share	$0.21	$0.45	$0.46	$0.93
Conference Call
Dolan Media Company will host a conference call today, August 7, 2008, at 3:30 p.m. Central Daylight Time (4:30 p.m. Eastern Daylight Time). The call, which will be hosted by Jim Dolan, chairman, president and chief executive officer, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the internet and accessible through the investor relations section of the company’s web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in the company’s second quarter conference call will also be available prior to the conference call start, through the investor relations section of the company’s web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s web site for a period of 21 days.
Safe Harbor Statement
In addition to historical information, this release contains forward-looking statements, including an update on full-year 2008 guidance and initial guidance for 2009, that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; a decrease in paid subscriptions to our print publications could adversely affect our circulation revenues to the extent we are not able to sufficiently continue increasing our print subscription rates and our advertising and display revenues to the extent advertisers begin placing fewer print advertisements with us due to decreased readership; we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a short period of time; APC’s business revenues are very concentrated, as APC currently provides mortgage default processing services to only three customers, and if the number of case files referred to APC by our three law firm customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of APC’s three law firm customers are employed by APC, and the key attorneys of Trott & Trott and Feiwell & Hannoy hold an indirect equity interest in APC and therefore may, in certain circumstances, have interests that differ from or conflict with our interests; regulation of sub-prime, Alt A and other non-traditional mortgage products, including bills introduced in states where APC does business and the Housing and Economic Recovery Act of 2008, and voluntary foreclosure relief programs developed by the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse effect on or restrict APC’s operations; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment in The Detroit Legal News Publishing, LLC; we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief financial officer; Mark W.C. Stodder, our executive vice president Business Information; and David A. Trott, president, APC; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; we may not be able to close the acquisition of NDEx on a timely basis or at all; the acquisition of NDEx may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of NDEx into APC or to manage NDEx or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; and we will be required to incur additional indebtedness to close the acquisition of NDEx and this additional debt will consume a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 28, 2008 and Item 1A of Part II of our quarterly report on Form 10-Q filed with the SEC on May 8, 2008, both available at the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets Cash and cash equivalents	$2,615	$1,346
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,377 and $1,283 as of June 30, 2008 and December 31, 2007, respectively)	25,150	20,689
Prepaid expenses and other current assets	2,214	2,649
Deferred income taxes	259	259

Total current assets	30,238	24,943
Investments	18,005	18,479
Property and equipment, net	13,209	13,066
Finite-life intangible assets, net	100,843	88,946
Goodwill	81,543	79,044
Other assets	2,454	1,889

Total assets	$246,292	$226,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$6,526	$4,749
Accounts payable	4,731	6,068
Accrued compensation	3,620	4,677
Accrued liabilities	1,728	2,922
Due to sellers of acquired businesses	525	600
Deferred revenue	11,632	11,387

Total current liabilities	28,762	30,403
Long-term debt, less current portion	67,312	56,301
Deferred income taxes	4,393	4,393
Deferred revenue and other liabilities	3,929	3,890

Total liabilities	104,396	94,987

Minority interest in consolidated subsidiary (redemption value of $16,020 as of June 30, 2008)	3,524	2,204

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding:
25,131,282 and 25,088,718 as of June 30, 2008 and December 31, 2007, respectively	25	25
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	213,156	212,364
Accumulated deficit	(74,809)	(83,213)

Total stockholders’ equity	138,372	129,176

Total liabilities and stockholders’ equity	$246,292	$226,367

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues
Business Information	$23,424	$21,588	$46,196	$41,068
Professional Services	18,129	15,467	36,869	31,682

Total revenues	41,553	37,055	83,065	72,750

Operating expenses
Direct operating: Business Information	8,152	7,060	15,724	13,879
Direct operating: Professional Services	6,436	5,273	12,747	10,898
Selling, general and administrative	16,732	15,660	32,836	28,988
Amortization	2,318	1,871	4,536	3,714
Depreciation	1,190	889	2,291	1,645

Total operating expenses	34,828	30,753	68,134	59,124
Equity in earnings of The Detroit Legal News Publishing, LLC	1,469	1,330	3,026	2,245

Operating income	8,194	7,632	17,957	15,871
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	—	(26,318)	—	(56,260)
Interest expense, net	(287)	(1,393)	(2,738)	(3,428)
Other expense	10	(5)	21	(13)

Total non-operating expense	(277)	(27,716)	(2,717)	(59,701)

Income (loss) from operations before income taxes and minority interest	7,917	(20,084)	(15.240)	(43,830)
Income tax expense	(3,027)	(967)	(5,786)	(4,107)
Minority interest in net income of subsidiary	(493)	(807)	(1,050)	(1,707)

Net (loss) income	$4,397	$(21,858)	$8,404	$(49,644)

Net income (loss) per share:
Basic	$0.18	$(2.34)	$0.34	$(5.32)
Diluted	$0.17	$(2.34)	$0.33	$(5.32)
Weighted average shares outstanding:
Basic	24,936,360	9,324,000	24,936,183	9,324,000
Diluted	25,307,422	9,324,000	25,246,279	9,324,000

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net income (loss)	$8,404	$(49,644)
Distributions received from The Detroit Legal News Publishing, LLC	3,500	2,800
Minority interest distributions paid	(909)	(1,102)
Non-cash operating activities:
Amortization	4,536	3,714
Depreciation	2,291	1,645
Equity in earnings of The Detroit Legal News Publishing, LLC	(3,026)	(2,245)
Minority interest	1,050	1,707
Stock-based compensation expense	792	21
Change in value of interest rate swap and accretion of interest on note payable	81	(207)
Non-cash interest related to redeemable preferred stock	—	56,327
Amortization of debt issuance costs	94	79
Non-cash adjustment to self-insured medical reserve	(470)	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(4,461)	(2,422)
Prepaid expenses and other current assets	386	(324)
Other assets	17	(996)
Accounts payable and accrued liabilities	(2,910)	4,075
Deferred revenue	199	(739)

Net cash provided by operating activities	9,574	12,689

Cash flows from investing activities
Acquisitions and investments	(19,176)	(17,335)
Pending acquisitions	(691)	—
Capital expenditures	(2,303)	(4,210)

Net cash used in investing activities	(21,170)	(21,545)

Cash flows from financing activities
Net (payments) borrowings on senior revolving note	(9,000)	4,000
Proceeds from borrowings or conversions on senior term notes	25,000	10,000
Payments on senior long-term debt	(1,564)	(3,700)
Capital contribution from minority partner	1,179	—
Payment on unsecured note payable	(1,750)	—
Payments of offering costs	—	(537)
Payments of deferred financing costs	—	(42)
Other	—	(28)

Net cash provided by financing activities	13,865	9,693

Net increase in cash and cash equivalents	1,269	837
Cash and cash equivalents at beginning of the period	1,346	786

Cash and cash equivalents at end of the period	$2,615	$1,623